UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2008

RIO VISTA ENERGY PARTNERS L.P.
 (Exact name of registrant as specified in its charter)

Delaware	000-50394	20-0153267
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1313 Alton Gloor Blvd., Suite J Brownsville, Texas	98526
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (956) 831-0886

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Refer to Item 3.02 below.

Item 3.02	Unregistered Sales of Equity Securities

At meetings held on May 30, 2008, in connection with the previously disclosed discussions between Rio Vista Energy Partners L.P. (Rio Vista) and the Nasdaq Stock Market (Nasdaq) regarding Rio Vista’s compliance with Nasdaq’s Marketplace Rule 4450(a)(3) on capital adequacy, the board of Rio Vista authorized the issuance and sale by Rio Vista of 197,628 of Rio Vista’s common units to Penn Octane Corporation (Penn Octane) at $10.14 per unit, and Penn Octane’s board authorized its purchase of such Rio Vista units at that price, for an aggregate price of approximately $2 million.  Thereafter, Rio Vista’s officers continued to formulate a plan of ongoing compliance with Rule 4450(a)(3) on terms satisfactory to Nasdaq, and notified Nasdaq regarding the proposed stock issuance.  Rio Vista also filed a listing of additional shares notification with Nasdaq based on its intention to go forward with the proposed purchase and sale. Following further discussions with Nasdaq, at their meetings on July 15, 2008, the boards of each of Rio Vista and Penn Octane each confirmed their desire to implement promptly the previously authorized purchase and sale, and the companies agreed to complete the transaction following Nasdaq approval, estimated to be July 22, 2008.

The issuance was exempt under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. The sale was made to Rio Vista’s parent company without any underwriter or placement agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rio Vista Energy Partners L.P.

By: /s/ Ian T. Bothwell
Name: Ian T. Bothwell
Title: Acting Chief Executive Officer,
Acting President, Vice President,
Chief Financial Officer, Treasurer and
Assistant Secretary (Principal Executive,
Financial and Accounting Officer)

Dated: July 18, 2008